UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

375 Northridge Road, Suite 330
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2014, we renewed our $5,500,000 North Springs land loan with North Springs Financial, LLC as permitted under the terms of the July 18, 2013 loan documents. The renewal extended the maturity date to October 17, 2014. The renewed loan continues to require monthly interest only payments at an interest rate of 13% per annum. Upon the renewal, we paid a 1.0% extension fee and increased the interest reserve by $178,750 to pay the monthly interest only payments during the extension term. We can extend the loan for an additional three months to January 17, 2015 by paying a 1.0% extension fee and funding the interest reserve during the additional extension term. The loan is secured by our North Springs rail station property. As previously disclosed, we have retained Jones Lang LaSalle, a global full service real estate firm, to market and sell our North Springs transit-oriented, mixed-use property. The North Springs property is a 10-acre site located on Peachtree Dunwoody Road across the street from the North Springs rail station in Sandy Springs. The Perimeter Center/Sandy Springs market is one of the most dynamic markets in the southeastern United States. Perimeter Center is Atlanta’s largest employment center outside of downtown Atlanta and includes approximately 40 million square feet of office and retail space. The area currently has over 123,000 jobs with major employers such as UPS, AT&T Mobility, State Farm, Cox Enterprises, Newell Rubbermaid, Axiall, InterContinental Hotels Group, First Data, AFC Enterprises and Arby’s Restaurant Group, Inc., all of which have a headquarters located in this area. Just south of the Perimeter Center/Sandy Springs business district is the largest concentration of medical research and medical care facilities in the Southeast, employing over 14,000 health care professionals. Northside Hospital, Emory Saint Joseph’s Hospital, and Children’s Healthcare of Atlanta – Scottish Rite attract patients from across Georgia and the Southeast. The North Springs property is zoned for a mixed-use development consisting of 356 multifamily units, 210,000 square feet of office space, and 56,000 square feet of retail space. North Springs has an independent appraised value of $16,350,000 and is listed for sale with Jones Lang LaSalle for $16,000,000. We believe the current market and demand for a transit-oriented, mixed-use site like North Springs provides us with an excellent opportunity to sell this asset. Upon the sale of the North Springs property, we will pay off the $5,500,000 loan and will pay the lender a 1% repayment fee.

Item 8.01 Other Events.

Consistent with our previous disclosure, we continue to pursue and work on strategic alternatives that would enhance shareholder value through a sale, merger, or other business combination. We remain in active discussions with companies that have expressed a desire to become a public company through a transaction with Roberts Realty.

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to our intent, belief, or expectations regarding our pursuit of strategic alternatives, including a possible sale or merger of the company, and the sale of the North Springs property.  These statements involve a number of known and unknown risks, uncertainties, and other factors, all of which are difficult or impossible to predict and many of which are beyond our control, that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those forward-looking statements, including the timing and terms of the sale of the North Springs property and uncertainties associated with our evaluation of strategic alternatives.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more information about other risks and uncertainties that we face, please see the section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q entitled “Risk Factors.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: June 9, 2014	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer